Exhibit 17.2



Patrick S. Galuska
PO Box 5294
Englewood, Colorado 80155-5294

December 21, 2004

PURE Bioscience
Innovative Medical Services
Attn.: Mr. Michael Krall, CEO
1725 Gillespie Way
El Cajon, CA 92020

RE: Resignation from Board of Directors

Dear Mike:

Please be advised, effective immediately I am resigning from the IMS board of directors.

Sincerely,

 /s/ Patrick S. Galuska
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     Patrick S. Galuska